UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (x)

Filed by a Party other than the Registrant ( )

Check the appropriate box:

( )	Preliminary Proxy Statement
( )	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(x)	Definitive Proxy Statement
( )	Definitive Additional Materials
( )	Soliciting Material Pursuant to §240.14a-12

OMEGA FLEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

(x)	No fee required.
( )	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

( )	Fee paid previously with preliminary materials.

( )

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Manufacturer of flexible metal hose and gas piping products

Dear Shareholders:

It is my pleasure to invite you to the 2007 Annual Meeting of the Omega Flex shareholders. We will hold the meeting on Tuesday, June 5, 2007, at 1:00 p.m., in the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts. At the Annual Meeting, we will discuss each item of business described in the Notice of Annual Meeting and in the Proxy Statement and give a report on our business operations. There will also be time for your questions.

This booklet contains the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement provides information about the business we will conduct at the meeting, in addition to describing our directors and management. You have also received in this mailing a copy of our Annual Report, which includes information about our business and our 2006 financial results.

We hope you will be able to attend the Annual Meeting. If you need special assistance at the meeting, please contact the Company Secretary at the address shown on the next page. Whether or not you expect to attend, please vote your shares using any of the following methods:

•	vote by telephone or the Internet, as described in the instructions you receive;

•          complete, sign and date the proxy card or voting instruction card and return it in the prepaid envelope; or

•	vote in person at the meeting.

We look forward to seeing you at the Annual Meeting, and thank you for investing in Omega Flex, Inc.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 5, 2007

To The Shareholders of Omega Flex, Inc.:

Please take notice that the annual meeting of the shareholders of Omega Flex, Inc. (the “Company”) will be held at the Reed Institute, 152 Notre Dame Street, Westfield, Massachusetts, on Tuesday, June 5, 2007 at 1:00 p.m. local time, for the following purposes:

1.            To elect three Class 2 Directors for a three year term expiring at the 2010 annual meeting of shareholders.

2.	To approve the Omega Flex, Inc. Executive Incentive Plan.

3.            To ratify the appointment by the audit committee of the board of directors of Vitale, Caturano & Company, Ltd., as independent auditors for the Company for the fiscal year ending December 31, 2007.

4.            To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Pursuant to the By-Laws of the Company, the Board of Directors has by resolution fixed the close of business on April 10, 2007 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof. Enclosed is your copy of the Proxy Statement and the Annual Report of the Company, including the financial statements for the year ended December 31, 2006, which have been mailed to all shareholders. Please refer to them for information concerning the affairs of the Company. The Annual Report does not constitute proxy soliciting material.

It is important that your shares be represented at the annual meeting.

All shareholders are cordially invited to attend the annual meeting in person. Whether or not you plan to attend the annual meeting in person, please sign the enclosed proxy and promptly return it in the enclosed envelope which requires no postage if mailed in the United States. You may also vote your shares over the internet by following the instructions on the proxy card. This will not limit your right to vote in person at the annual meeting.

By Order of the Board of Directors

Omega Flex, Inc.

J. Nicholas Filler, Secretary

Principal Executive Office:

Omega Flex, Inc.

260 North Elm Street

Westfield, Massachusetts, 01085

April 27, 2007

OMEGA FLEX, INC.

Corporate Offices

260 North Elm Street

Westfield, Massachusetts 01085

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD

Tuesday, June 5, 2007

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by and on behalf of the Board of Directors of Omega Flex, Inc., hereinafter referred to as "Omega Flex" or the "Company". The cost of the solicitation of proxies will be borne entirely by the Company. Regular employees of the Company may solicit proxies by personal interview, mail or telephone and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the stock held of record by such persons. Georgeson Shareholders Communications, Inc. has been retained by the Company to assist in the distribution of proxy materials and the solicitation of proxies by mail, for a fee of $1,500, plus expenses to be paid by the Company. This Proxy Statement and the enclosed form of proxy are first being mailed to stockholders on or about April 27, 2007.

If a proxy in the accompanying form is duly executed and returned, the shares represented will be voted at the Annual Meeting and where a choice is specified, will be voted in accordance with the specification made. Proxies may be revoked at any time prior to voting by (1) executing and delivering a new proxy to the Secretary of the Company at or before the Annual Meeting, (2) voting in person at the Annual Meeting or (3) giving written notice of revocation to the Secretary of the Company at or before the Annual Meeting.

This Proxy Statement and proxy card are being provided to shareholders of record of the Company as of April 10, 2007 in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of the Shareholders to be held on Tuesday, June 5, 2007.

_____________________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this proposed transaction, passed upon the merits or fairness of this transaction, or determined that the proxy statement is truthful or complete. It is illegal for any person to tell you otherwise.

PROPOSALS FOR SHAREHOLDER’S VOTE

The following proposals are being submitted to the shareholders for a vote to approve or disapprove these measures. Please read each of the proposals carefully before voting your shares.

Proposal 1 - Election of Directors

Our Board of Directors is currently divided into three classes, with members of each class holding office for staggered three-year terms (in all cases, subject to the election and qualification of their successor, or in the event of their death, resignation or removal). Unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect, the persons named in the enclosed proxy will, upon receipt of a properly executed proxy, vote to elect Lawrence J. Cianciolo, Bruce C. Klink and Edward J. Trainor as Class 2 directors for a term expiring at the 2010 Annual Meeting of Stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named. Each of the nominees is currently a Class 2 director whose term expires at the 2007 Annual Meeting of Stockholders. All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by our Board of Directors.

The Nominees to serve as directors for a three-year term expiring at the 2010 Annual Meeting of Stockholders (Class 2 Directors) are:

Lawrence J. Cianciolo	Age 64	Director of Omega Flex since 2005
Bruce C. Klink	Age 56	Director of Omega Flex since 1997
Edward J. Trainor	Age 67	Director of Omega Flex since 2005

For complete biographical information concerning each of the three Class 2 Directors, please refer above to the information under the caption "DIRECTORS - BACKGROUND INFORMATION"

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF

THE THREE NOMINEES LISTED ABOVE AS DIRECTORS.

Proposal 2 -Approval of the Omega Flex, Inc. Executive Incentive Plan

On April 3, 2007, our Board of Directors unanimously approved the Omega Flex, Inc. Executive Incentive Plan (the “Incentive Plan”) and directed that the Incentive Plan be submitted to our stockholders at the Annual Meeting. Stockholder approval of this Incentive Plan will allow bonuses paid under the Incentive Plan to qualify as “deductible performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The purpose of the Incentive Plan is to motivate certain executives to achieve goals relating to the performance of Omega Flex or one of its business units or other objectively determinable goals and to reward them when those objectives are satisfied.

Description of the Executive Incentive Plan

This is a summary of the principal features of the Incentive Plan. This summary does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Incentive Plan, which is attached hereto as Appendix A. Capitalized terms used in this summary that are not defined will have the meanings defined in the Incentive Plan.

Eligibility. Participants in the Incentive Plan are executive officers and key employees who are chosen solely at the discretion of the Compensation Committee. As of April 3, 2007, there are two executive officers who will participate in the Incentive Plan for the 2007 fiscal year. Because our executive officers are eligible to receive awards under the Incentive Plan, our executive officers have an interest in this proposal. No person is automatically entitled to participate in the Incentive Plan in any Incentive Plan year. We may also pay discretionary bonuses, or other types of compensation, outside of the Incentive Plan.

Purposes. The purposes of the Incentive Plan are to motivate the participants to achieve goals relating to the performance of Omega Flex or one of its business units or other objectively determinable goals and to reward them when those objectives are satisfied, thereby increasing stockholder value and the success of Omega Flex by motivating executives to perform to the best of their abilities and to achieve its objectives. If certain requirements are satisfied, bonuses issued under the Plan may qualify as deductible “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Administration. The Incentive Plan will be administered by the Compensation Committee, consisting of no fewer than two independent members of the Board.

Determination of Awards. Under the Incentive Plan, participants will be eligible to receive awards based upon the attainment and certification of certain performance criteria established by the Compensation Committee. The performance criteria the Compensation Committee may choose from may include one or more of the following: annual revenue; cash position; earnings per share; net income; operating cash flow; operating margins; operating income; return on assets; return on equity; return on sales; total stockholder return; or other performance objectives.

The performance criteria may be based on absolute target numbers or growth in one or more such categories compared to a prior period, and may differ for each participant. The measures that constitute performance criteria may, at the discretion of the Compensation Committee, be based on pro forma numbers excluding extraordinary or one-time expenses or credits, such as restructuring expenses, extraordinary tax events, stock option expensing or the like. The performance measures may also, as the Committee specifies, either include or exclude the effect of payment of the bonuses under the Incentive Plan or any other bonus plan of the Company. Performance criteria may apply to Omega Flex or to one of our business units. Any other performance objectives must relate to an objective that is objectively determinable within the meaning of Code Section 162(m).

Our Compensation Committee may provide that attainment of a performance goal shall be measured by adjusting the evaluation of performance goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in our annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting Omega Flex’s or a business unit’s reported results.

Our Compensation Committee retains the discretion to reduce or eliminate any award that would otherwise be payable pursuant to the Incentive Plan.

For our 2007 fiscal year, the Compensation Committee granted target awards under the Incentive Plan to two executive officers, including the CEO, based on return on net assets employed. These 2007 fiscal year bonuses are intended to qualify as deductible “performance-based” compensation under Code Section 162(m).

Payment of Awards. All awards will be paid in cash as soon as is practicable following determination of the award, unless the Compensation Committee chooses to defer the payment of awards, as it determines, in its discretion, is necessary or desirable to preserve the deductibility of such awards under Code Section 162(m).

Maximum Award. The amounts that will be paid pursuant to the Incentive Plan are not currently determinable. The maximum bonus payment that any participant may receive under the Incentive Plan in any of our fiscal years is $2,000,000.

Amendment and Termination. The Compensation Committee may amend, modify, suspend or terminate the Incentive Plan, in whole or in part, at any time and in any respect, including the adoption of amendments deemed necessary or desirable to correct any defect or supply omitted data or to reconcile any inconsistency in the Incentive Plan or in any award granted thereunder. Any such amendment, modification, suspension or termination may be made without the consent of any affected participant. However, in no event may such amendment or modification result in an increase in the amount of compensation payable pursuant to any award under the Incentive Plan.

Indemnification. Our Board of Directors and Compensation Committee are generally indemnified by Omega Flex for any liability arising from claims relating to the Incentive Plan.

Federal Income Tax Consequences. Under present federal income tax law, participants will recognize ordinary income equal to the amount of the award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by Omega Flex. If and to the extent that the Incentive Plan payments satisfy the requirements of Section 162(m) of the Code and otherwise satisfy the requirements for deductibility under federal income tax law, the Company will receive a deduction for the amount constituting ordinary income to the participant.

Awards to be Granted to Certain Individuals and Groups. Awards under the Incentive Plan are determined based on actual future performance, so future actual awards cannot now be determined.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL

OF THE OMEGA FLEX, INC. EXECUTIVE INCENTIVE PLAN.

Proposal 3 - Ratification of Audit Committee’s Appointment of Auditors.

To ratify the appointment by the Audit Committee of the Board of Directors of Vitale, Caturano & Company, Ltd., as independent auditors for the Company for the fiscal year ending December 31, 2007. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of our financial controls and reporting. If a majority of the shares present and entitled to vote on the proposed do not ratify the selection of Vitale, Caturano & Company, Ltd., the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION

OF THE AUDIT COMMITTEE’S APPOINTMENT OF AUDITORS.

No business other than that set forth in the attached Notice of Annual Meeting is expected to be acted upon, but should any other matters requiring a vote of shareholders be properly brought before the Annual Meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy card will vote thereon according to their best judgment in the interest of the Company.

Vote Required

The Company's By-Laws provide that the presence of the holders of a majority of the issued and outstanding stock of the Company entitled to vote at the Annual Meeting, present in person or represented by a proxy, shall constitute a quorum for the Annual Meeting and that the vote of the shareholders who hold a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote will decide any question brought before the Annual Meeting, unless otherwise provided by statute or the Company's Restated Articles of Incorporation or By-Laws.

The nominees for election as directors of the Company at the Annual Meeting who receive the greatest number of votes cast will be elected as directors for the three (3) positions on the Board of Directors of the Company to be filled.

Where the quorum requirement set forth above is met, broker non-votes will have no effect on the outcome of the election of directors or the ratification of the appointment of the independent accountants because the matters to be acted upon are routine matters for which brokers have the discretion to vote on behalf of beneficial owners in the absence of instructions from beneficial owners. Abstentions will have no effect on the outcome of the election of directors, but will have the same effect as a negative vote with respect to the ratification of the appointment of the independent accountants.

The affirmative vote of a majority of the votes cast is required to approve the Omega Flex, Inc. Executive Incentive Plan. Abstentions are deemed to be “votes cast,” and have the same effect as a vote against these proposals. However, broker non-votes are not deemed to be votes cast, and therefore are not included in the tabulation of the voting results on these proposals. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Voting Rights

The shareholders entitled to vote at the Annual Meeting will be those whose names appeared on the records of the Company as holders of its common stock at the close of business on April 10, 2007, the record date. As of April 10, 2007, there were issued and outstanding 10,153,633 shares of common stock of the Company, all of which are entitled to vote. The Company is not entitled to vote the shares of common stock held in the treasury nor are such shares considered “issued and outstanding.” As of April 10, 2007 there were no shares of common stock held in the treasury.

Shareholders are entitled to one vote for each share held on all matters to be considered and acted upon at the Annual Meeting. Cumulative voting is not permitted. There are three (3) directors to be elected at the Annual Meeting to be held June 5, 2007. Unless otherwise indicated on the proxy cards, the votes represented by such proxies will be voted in favor of the nominees listed thereon and in favor of the Proposals set forth above under the caption “Proposals for Shareholder Vote.”

Shareholder Proposals

Proposals that shareholders wish to present for consideration at the Annual Meeting to be held in 2007 pursuant to SEC Rule 14a-8 must be received at the Company's Corporate Offices no later than December 30, 2007 in order to be included in the Company's proxy statement and proxy relating to such meeting. Upon receipt of any proposal, the Company will determine whether or not to include such proposal in next year’s proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

In order for a stockholder to bring other business before a stockholder meeting, timely notice must be received by the Company within the time limits described above. Such notice must include a description of the proposed business, the reasons therefore and other specified matters. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement and proxy.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

General Information

The Omega Flex Board of Directors consists of nine Directors, five of whom have been determined by the Board to be independent directors under the requirements set forth in the Corporate Governance Guidelines of the Board, applicable Securities and Exchange Commission (SEC) rules and the NASDAQ Listing Standards. Directors John E. Reed, Chairman; Stewart B. Reed; Kevin R. Hoben, President and CEO; and Mark F. Albino, Executive Vice President and COO; have been determined not to be independent directors. The Company’s Corporate Governance Guidelines can be found at the Company’s website at www.omegaflex.com. The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Corporate Governance Guidelines. The process by which Directors are considered for nomination is more fully described in the report of the Nominating/Governance Committee below.

During the calendar year of 2006 the Board of Directors held five meetings. All Directors were present at all of the meetings. At each meeting non-management, independent directors had the opportunity to meet in executive session. The Company’s Corporate Governance Guidelines sets forth the policy that all directors are encouraged, but not required to attend the Annual Meeting of Shareholders, and all of the directors attended the Annual Meeting of Shareholders in June 2006.

Our presiding independent director is the Vice Chairman of the Board of Directors, currently Mr. Edward J. Trainor.

The Board of Directors has adopted a Code of Business Ethics, applicable to all employees of the Company, including its principal executive officer, its principal financial officer, its principal accounting officer or controller and persons performing similar functions. This Code of Business Ethics can be found at the Company’s website at www.omegaflex.com. The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Code of Business Ethics. Amendments to and waivers from the Code of Business Ethics will be disclosed on the Company’s website within five (5) business days following the date of amendment or waiver.

The Company is not aware of any material proceeding in which any director or executive officer, or any associate of any director or executive officer, is a party adverse to the Company or has any material interest adverse to the Company. The Company is not aware of having made any charitable contribution to an entity of which any Director is a director, trustee or executive, in excess of the reporting thresholds of $1,000,000 or 2% of such entity’s gross revenues.

Communication with the Board

Shareholders who wish to communicate with the Company’s Board of Directors may do so in writing, addressed to the Chairman of the Board of Directors, or to any individual director, at the Company’s corporate headquarters at Omega Flex, Inc., 260 North Elm Street, Westfield, Massachusetts, 01085. Shareholders wishing to communicate with the director presiding over the executive session of the Company’s non-management directors may direct such communications to the Vice Chairman of the Board, at the address set forth above. All such correspondence will be forwarded to the Company’s Investor Relations Department, which will review the correspondence. The Board has delegated to the Investor Relations personnel discretion to review such correspondence, and forward any matters dealing with current, specific business or customer matters to the appropriate senior management in the Company. All other correspondence will be forwarded to the appropriate director designated by the shareholders.

Director Background Information

The following persons constitute the Company’s Board of Directors. Only the Class 2 directors are standing for election for a three-year term and until their respective successor have been elected and qualified. No other candidates for election to the Board of Directors have been proposed or nominated.

Director Biographies

Mark F. Albino, Age 54

Mr. Albino is currently Executive Vice President & Chief Operating Officer. Since 1996, Mr. Albino served as Senior Vice President – Manufacturing & Engineering until he assumed his current position in 2005. Mr. Albino has served as our director since 1996, and has also served as director of Omega Flex Limited since 2001. Prior to his joining us, Mr. Albino held a variety of positions in manufacturing and engineering with Titeflex Corporation and Western Consolidated Technologies. Mr. Albino is a Class 3 Director with a term expiring at the Annual Meeting of Shareholders in 2008.

Lawrence J. Cianciolo, Age 64

Mr. Cianciolo is currently an attorney and tax consultant in private practice in New Hartford, Connecticut. He previously was the Vice President – Tax of Grolier Incorporated, and prior to that he worked at Peat Marwick Mitchell & Co. in its tax department. Mr. Cianciolo is a Class 2 Director with a term expiring at the current Annual Meeting of Shareholders, and is a candidate for election.

David K. Evans, Age 52

Mr. Evans is currently the President & CEO of Partners Mechanical, Inc., a mechanical contractor in Raleigh, North Carolina. Mr. Evans was previously the Construction Manager of American Residential Services LLC, a large construction company headquartered in Raleigh, North Carolina. Previously, he was the General Manager of Metro Heating and Air Conditioning, Inc. of Raleigh, North Carolina prior to its acquisition by ARS. Mr. Evans previously held a number of senior executive positions at TD Industries, Inc. of Dallas, Texas. Mr. Evans is a Class 1 Director with a term expiring at the Annual Meeting of Shareholders in 2009.

Kevin R. Hoben, Age 60

Mr. Hoben is currently President and Chief Executive Officer of Omega Flex, and has served in that position since 2005, and prior to that he served as President since 1996. Mr. Hoben also has served as our director since 1996 and as a director and chairman of our United Kingdom subsidiary, Omega Flex Limited, since 2001. Prior to joining Omega Flex, Mr. Hoben served in a number of senior executive positions with Titeflex Corporation, a manufacturer of flexible metal hose located in Springfield, Massachusetts. Mr. Hoben is also a trustee of Williston-Northampton School, a private secondary school in Easthampton, Massachusetts. Mr. Hoben is a Class 3 Director with a term expiring at the Annual Meeting of Shareholders in 2008.

David W. Hunter, Age 78

Mr. Hunter has been Chairman of Hunter Associates, Inc., an investment-banking firm in Pittsburgh, Pennsylvania since 1992. From 1990 to 1992 he was Chairman Emeritus of Parker/Hunter, Inc., an investment-banking firm in Pittsburgh, Pennsylvania, where he was Chairman from 1978 until 1990. Mr. Hunter is also a Director of Lockhart Companies, Kiene Diesel Accessories, Inc., and Justifacts, Inc. He served as Chairman of the Board of Governors of the National Association of Securities Dealers, Inc. from 1986 to 1987. Mr. Hunter is also a director of Mestek, Inc. Mr. Hunter is a Class 1 Director with a term expiring at the Annual Meeting of Shareholders in 2009.

Bruce C. Klink, Age 56

Mr. Klink is Vice President – Pricing & Business Development for Dominion Resources, Inc., a diversified energy producer headquartered in Richmond, Virginia. Mr. Klink previously held a number of executive positions primarily in senior positions for pricing and regulatory affairs with Consolidated Natural Gas prior to its acquisition by Dominion Resources, and prior to that, held a variety of positions in CNG in accounting, auditing, and regulatory affairs. Mr. Klink is a Class 2 Director with a term expiring at the current Annual Meeting of Shareholders, and is a candidate for election.

John E. Reed, Age 91

Mr. J.E. Reed is our current Chairman of the Board of Directors and had been Chairman, since 1997. He is currently Chairman and Chief Executive Officer of Mestek, Inc. and has served as a Mestek director since 1986. From 1986 until 1989 he was President and Chief Executive Officer of Mestek, and prior to the 1986 merger of Mestek and Reed National Corp., had been President and Chief Executive Officer of Reed since he founded it in 1946. Mr. Reed is also a director of CareCentric, Inc., Atlanta, Georgia, and Wainwright Bank & Trust Co., Boston, Massachusetts. Mr. J.E. Reed is a Class 3 Director with a term expiring at the Annual Meeting of Shareholders in 2008.

Stewart B. Reed, Age 59

Through April 1996, Mr. S.B. Reed was formerly employed as the Executive Vice President of Mestek and he now serves as a consultant to Mestek on acquisitions, labor and employment matters. Prior to the 1986 merger of Mestek and Reed National Corp., Mr. Reed had been Executive Vice President of Reed in charge of corporate development. Mr. Reed had been employed by Reed since 1970. Mr. Reed is a director of Mestek, Inc., and CareCentric, Inc., Atlanta, Georgia. Mr. Reed is the son of John E. Reed, our Chairman of the Board. Mr. S.B. Reed is a Class 1 Director with a term expiring at the Annual Meeting of Shareholders in 2009.

Edward J. Trainor, Age 67

Mr. Trainor is currently Chairman of the Board of Standex International Corporation (NYSE: SXI) and was formerly Chairman and Chief Executive Officer of Standex from 2001 to 2002, was President and Chief Executive Officer of Standex from 1995 to 2001, and was President of Standex from 1994 to 1995. Prior to joining Standex, Mr. Trainor held a variety of executive positions with Kodak Corporation in engineering and manufacturing. Mr. Trainor is also a director of Mestek, Inc. Mr. Trainor is currently Vice Chairman of the Company, and a Class 2 Director with a term expiring at the current Annual Meeting of Shareholders, and is a candidate for election.

Executive Officers

The executive officers of the Company in addition to Mr. Hoben and Mr. Albino, whose biographies appear in the section entitled "Director Background Information" above, are the following:

E. Lynn Wilkinson, Age 63

Mr. Wilkinson is currently Vice President – Finance & Chief Financial Officer, which he has held since 2005. Mr. Wilkinson joined Omega Flex in 1996, initially as a consultant and subsequently as Vice President – Finance, a position he has held since 1998 and Treasurer of our subsidiaries, Omega Flex, Ltd. since 2001, and Exton Ranch since 2003. He has previously served in similar positions with Western Rubber Company from 1994 to 1996, as a small business financial consultant with Wilkinson & Associates from 1990 to 1993, and Titeflex Corporation dating from 1980 to 1989. He holds a Masters Degree in Business Administration from Indiana University and passed the Certified Public Accounting Exam in 1975, and subsequently passed the Certified Internal Auditor and Certified Management Accounting exams.

Steven A. Treichel, Age 56

Mr. Treichel is currently the Senior Vice President-Corporate Development and Facilities Management, which he assumed in early 2006. Previously he served as Vice President – TracPipe® Operations from 1996 to 2002, where he is responsible for engineering for the TracPipe® product line and research and development. Previously he served as Vice President of the company in manufacturing and in engineering from 1990 to 2002, and prior to that, he was Plant Manager and Process Engineer from 1984 to 1990. Prior to joining Omega Flex, Mr. Treichel held a number of managerial positions at American Flexible Hose Company from 1978 to 1984, in manufacturing of metal hose fabrication, welding and assembly.

Duane E. Shooltz, Age 52

Mr. Shooltz is our Senior Vice President & General Manager of our TracPipe® business since 2006. Previously, he served as Vice president & General Manager of the Gastite division of Titeflex Corporation, a competitor in the CSST industry, from 1997 to 2006. Prior to that, Mr. Shooltz was employed by Bundy Corporation (a member of the TI Group) and other companies in the automotive industry, where he held a number of managerial positions in sales, marketing and purchasing functions.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Under the proxy rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules. The information set forth in this proxy statement concerning beneficial ownership of shares of the common stock of the Company has been received from or on behalf of the persons named. The only persons known by the Company to be the beneficial owners of more than five percent (5%) of the common stock of the Company as of April 10, 2007 are John E. Reed, Stewart B. Reed and Kevin R. Hoben, all of whom are directors of the Company. The address of each of Messrs. J.E. Reed, S.B. Reed and Mr. Hoben is 260 North Elm Street, Westfield, Massachusetts 01085. The amount and nature of their beneficial ownership is included in the table below.

Security Ownership of Directors and Executive Officers

The directors of the Company and the executive officers and directors as a group beneficially owned shares of the Company's outstanding Common Stock as follows on April 10, 2007 (including the rights to acquire beneficial ownership of shares upon the exercise of stock options exercisable within 60 days):

Shares of Common
Beneficial Owner	Stock Owned	Percent of Class
Directors
John E. Reed (1)	3,311,200	32.61%
Stewart B. Reed (2)	2,195,387	21.62%
Kevin R. Hoben	1,016,213	10.01%
Mark F. Albino	406,145	4.00%
David K. Evans (3)	540	***
Bruce C. Klink	750	***
David W. Hunter (4)	22,830	***
Lawrence J. Cianciolo (5)	6,000	***
Edward J. Trainor	500	***
Executive Officers
E. Lynn Wilkinson	500	***
Steven A. Treichel	0	***
Duane E. Shooltz	1,000	***
Total (6)	6,961,065	68.56%

*** indicates less than 1% ownership of the issued and outstanding common stock.

Except as otherwise noted in the footnotes below, the entity, individual director or executive officer or their family members or principal shareholder has sole voting and investment power with respect to such securities.

(1)

Excludes 13,307 share of common stock held by a family trust for which he is not trustee, to which he disclaims ownership. Excludes 1,712,691 shares of common stock held by John E. Reed as trustee for various family trusts, but for which he disclaims beneficial ownership. However, 1,325,833 of such shares are included in the shares listed as beneficially owned by Stewart B. Reed per note (2) below. Includes 13,307 share of common stock held by spouse, to which he disclaims beneficial ownership. Includes 524,994 shares of common stock owned by Sterling Realty Trust, a Massachusetts trust of which John E. Reed is the trustee and of which he and a family trust are the beneficiaries.

(2)	Includes 1,325,833 shares of common stock owned by the Stewart B. Reed Trust, of which Stewart B. Reed is the beneficiary and John E. Reed is the trustee.

(3)	Shares are held by corporation of which Mr. Evans is an officer and shareholder, and beneficial ownership is disclaimed except to the extent of Mr. Evans’ pecuniary interest.

(4)	Includes 9,500 shares of common stock held by his spouse to which he disclaims ownership.

(5)	Includes 3,000 shares of common stock held by his spouse to which he disclaims ownership.

(6)	Includes all directors and executive officers (12, including those listed in the table above.)

There has been no change of control of the Company since the beginning of the last fiscal year.

COMPLIANCE WITH SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934 requires directors and certain officers of the Company, as well as persons who own more than ten percent (10%) of a registered class of the company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2006, all applicable Section 16(a) filing requirements were satisfied, except as follows: Mr. Shooltz purchased 1,000 shares of the Company’s common stock, and reported that acquisition 19 days after the Form 4 report was due.

BOARD COMMITTEES

The Board of Directors has four (4) standing committees: Nominating/Governance, Audit, Executive and Compensation.

Nominating/Governance Committee

The Board of Directors has established the Nominating/Governance Committee pursuant to the Company’s By-Laws and the NASDAQ Listing Standards. The Nominating/Governance Committee's responsibilities are as set forth in its Charter, which can be found at the Company’s website at www.omegaflex.com. The Committee responsibilities include (a) evaluating and recommending nominees for election as directors to the Board of Directors, (b) recommending to the Board of Directors criteria for membership on the Board, (c) proposing nominees to fill vacancies on the Board of Directors as they occur, and (d) recommending principles of corporate governance pursuant to which the Board and its committees perform their respective duties. The Committee consulted with each other and management as necessary to discharge its duties during the last twelve months. The current members of the Committee are Messrs. Cianciolo (Chairman), S.B. Reed and Hunter. The board of directors determined that two of the three Committee members are independent directors in accordance with the Company’s Corporate Governance Guidelines, applicable SEC rules and the requirements of the NASDAQ Listing Standards.

As of August 1, 2007, Mr. S.B. Reed will step down from his position on the Committee, due to the fact that he is not an “independent” director, and that the exemption under which he served on the Committee will expire at that time. In selecting candidates for election to the Board of Directors at future annual meetings of shareholders, the Committee will consider prospective candidates whose names have been submitted by shareholders in accordance with the procedures described in the Committee’s report, below. Such submissions should be in writing and directed to the Secretary of the Company at 260 North Elm Street, Westfield, Massachusetts 01085.

Audit Committee

The Board of Directors has established and maintains an Audit Committee comprised of three of the Company’s independent directors. No member of the Audit Committee serves on the Audit Committee of more than three public companies.

The Audit Committee’s responsibilities are as set forth in its Charter, which can be found at the Company’s website at www.omegaflex.com. These responsibilities include assisting the Board of Directors in its oversight of the accounting and financial controls of the Company and the Company’s compliance with legal and regulatory requirements. The Audit Committee selects the independent auditors, reviews the scope of the audit and the results of the audit, approves permitted non-audit services (such as tax services), and reviews the financial and disclosure controls procedures. The Audit Committee also oversees management’s efforts to establish and maintain a process for handling complaints or concerns relating to accounting or financial matters, as well as compliance issues generally.

The Audit Committee acts pursuant to the Company’s By-Laws and the Audit Committee Charter. The Audit Committee Charter is reviewed annually by the Audit Committee to determine the charter’s adequacy to respond to the issues raised in the course of the Audit Committee’s activities. The Audit Committee has acted under its charter. The Committee held 6 meetings in 2006, at which all members attended in person or by telephone, and consulted with each other and management as necessary to discharge its duties. Please see the report of the Audit Committee set forth in this Proxy Statement. The current members of the Audit Committee are Messrs. Trainor (Chairman), Klink and Cianciolo. The Board of Directors has determined that (a) Mr. Klink and Mr. Cianciolo are each an “audit committee financial expert” under SEC rules, and (b) all of the Audit Committee members are “financially sophisticated” as required by the NASDAQ Listing Standards.

Executive Committee

To the extent permitted by the laws of the Commonwealth of Pennsylvania, the Executive Committee has and may exercise all the powers and authorities of the Board of Directors as follows: (a) to take action on behalf of the Board of Directors during intervals between regularly scheduled meetings of the Board of Directors if it is impracticable to delay action on a matter until the next regularly scheduled meeting of the Board of Directors, and (b) to take action on all matters of the Company that have been delegated for action by the Board of Directors. The Executive Committee meets from time to time, irregularly, and consults with each other and management as necessary to discharge its duties. The current members of the Committee are Messrs. J.E. Reed (Chairman), Hoben and Albino.

Compensation Committee

The Compensation Committee’s responsibilities are as set forth in its Charter, which can be found at the Company’s website at www.omegaflex.com, and include reviewing the compensation of the Chief Executive Officer and the executive officers of the Company and recommending to the Board of Directors the amount of compensation to be paid, the bonus formulae and other compensation for the Chief Executive Officer and the executive officers of the Company. Please see the report of the Compensation Committee set forth in this Proxy Statement. The Committee met in December 2006 and in March 2007, with all members in attendance, to consider and recommend compensation matters to the Board of Directors with respect to the fiscal year ending December 31, 2006. The current members of the Committee are Messrs. Hunter (Chairman), Evans and Trainor, each of whom have been determined to be independent directors in accordance with the Company’s Corporate Governance Guidelines, applicable SEC rules and the requirements of NASDAQ Listing Standards.

BOARD REPORTS

Nominating/Governance Committee Report

And Director Nomination Process

This report of the Nominating/Governance Committee shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1993 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Nominating/Governance Committee Charter.

REPORT

The Nominating/Governance Committee met twice during 2006 to discuss and recommend the adoption of the Company’s Corporate Governance Guidelines by the full Board, and to nominate candidates for Directors of the Company at its Annual Meeting of Shareholders.

The Company has a policy, as set forth in its By-Laws, of considering candidates for election to the Board of Directors who may be nominated by the shareholders. The Board of Directors recognize and fully appreciate their positions of stewardship of the Company for the benefit of the shareholders, and the Board firmly ascribes to the proposition that the shareholders should be free to exercise their franchise to select and elect the persons who direct the Company in which the shareholders have invested. To that end, the Bylaws of the Company provide for a process by which shareholders may nominate individuals for election to the Board of Directors. This process requires that such shareholder nomination be made in writing by a shareholder holding, or by a group of shareholders who in the aggregate hold, five percent (5%) or more of the Company’s common stock continuously for at least one year prior to the date of the submittal of such candidate, and delivered to the Chairman of the Board of Directors not later than 120 days prior to the anniversary date of the immediately preceding annual meeting. Such nomination must also include (a) the name and residence of each proposed nominee and of the nominating shareholder, (b) the principal occupation of each proposed nominee, (c) the written consent of each nominee to serve as a director of the Company, if elected, and (d) any information regarding each nominee proposed by a shareholder that would be required to be included in a proxy statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, the Securities and Exchange Act of 1934, and the rules and regulations promulgated thereunder.

Any candidate for election to the Board of Directors nominated by a shareholder shall possess the minimum qualifications required of any of the directors, as required by the Bylaws and by the Corporate Governance Guidelines, to wit: (a) be a natural person, (b) be not less than 21 years of age, and (c) not be a director, officer or employee of a competitor of the Company. The specific skills or expertise of a shareholder nominee should complement the needs of the Board at the time of the election. These needs will vary from time to time based on the composition of the Board. In reviewing and identifying candidates for the Board of Directors, the Nominating/Governance Committee is charged with a mandate under the Company’s Corporate Governance Guidelines to identify and consider candidates having significant skills or experience in any one or more of the following areas: understanding of the application and use of some or all of the Company’s products, understanding of various manufacturing technologies, an understanding of general accounting principles as applied in the preparation and reporting of financial statements of a public company, and expertise and knowledge of management of a large multi-facility organization, international experience, and other pertinent characteristics – all in the context of an assessment of the then current perceived needs of the Company.

Identification of persons to become nominees for the Board of Directors are obtained through a variety of sources, including the directors, the chairman of the board, the executive officers of the Company, and trade or industry groups in which the Company participates. Once a candidate has been identified, the Nominating/Governance Committee evaluates such candidate based upon his or her length and breadth of business experience, specific skills or knowledge, values, and other qualities which the Company may deem pertinent. The Committee’s review may include personal interviews and/or reference checks. This process is applied regardless of whether the potential nominee has been identified and proposed by a shareholder or by any other person.

As of the date of this proxy statement neither the Chairman of the Board nor the Nominating/Governance Committee had received from shareholders owning more than 5% of the Company’s common stock a nomination of any individual to the Board of Directors. There are no nominees included on the Company’s proxy card who are not standing for re-election.

Lawrence S. Cianciolo, Chairman, Stewart B. Reed, David W. Hunter, Members

Audit Committee Report

This report of the Audit Committee shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. No members of the Audit Committee are officers or employees of the Company or any of its subsidiaries. The Audit Committee furnished the following report as required under the revised proxy rules adopted by the Securities and Exchange Commission. The Company will provide any person, without charge, upon filing a written request to the Secretary of the Company at its general offices, with a copy of the Company’s Audit Committee Charter.

REPORT

The Audit Committee met seven times during the 2006 fiscal year and discussed with the Company’s management the interim financial statements of the Company for each applicable reporting period prior to the filing or distribution of such financial statements. The Audit Committee met in March 2007 to review and discuss with the Company’s management and the independent auditors, together and separately, the audited financial statements of the Company for the fiscal year ended December 31, 2006. Management has the responsibility for preparation of the Company’s financial statements, and the independent auditors have the responsibility for examining those statements and expressing an opinion thereon. The Audit Committee’s primary responsibility with respect to the Company’s financial statements is one of review and oversight.

The Committee has acted, pursuant to its Charter, and has during the year, (a) reviewed with the independent auditors their internal quality control procedures and independence from management, (b) reviewed with management and the independent auditors recent accounting pronouncements and their effect on the financial statements of the Company, (c) reviewed the Company’s financial and disclosure control procedures instituted by management, and (d) reviewed with the Vice President-Finance and Chief Financial Officer the Company’s internal system of financial and accounting controls and the results of internal audits.

The Audit Committee also discussed with the independent auditors matters required to be discussed by Statement and Auditing Standards No. 61, titled “Communication with Audit Committees,” and received from the independent auditors written disclosures regarding the independence of the independent auditors from the Company as required by Independence Standards Board Standard No. 1, titled “Independence Discussions with Audit Committees.” The Audit Committee considered the compatibility of the non-audit services the Company received from its independent auditor and the effect of such engagements on the independence of the independent auditors.

Based on all of the above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Edward Trainor, Chairman, Lawrence J. Cianciolo, Bruce C. Klink, Members.

NOTE: If any person wishes to communicate with the Company’s Audit Committee regarding any question or concern arising out of the Company’s accounting, internal financial controls, or auditing matters, such questions or concerns should be forwarded to the Company under its Compliance Reporting Policy, a copy of which is available for viewing at www.omegaflex.com/compliance.asp.

Compensation Committee Report

The Compensation Committee Report is on page 25 and follows the section titled “Compensation Discussion & Analysis.”

Director Compensation

Directors who are also employees of the Company receive no separate compensation for serving as directors or as members of any committees of the Board. Each non-employee directors will receive the following compensation:

A. $6,000 annual cash retainer,

B. $1,500 for attending each board meeting,

C. $1,500 for each committee meeting held separately from a board meeting,

D. $500 for each telephonic committee meeting,

E. $5,000 for additional retainer for the Chairman of the Board

F. $2,000 for additional retainer for members of the Audit Committee, and

G. $2,000 for additional retainer for each chairman of a committee.

Directors are also reimbursed for their reasonable expenses in attending or participating in a Board or committee meeting.

Compensation Committee Interlocks

Since May of 2005 when it was constituted, the members of the Compensation Committee have been Messrs. Hunter (chairman), Evans and Trainor. None of the members of the Compensation Committee was or has been an officer or employee of the Company. No member of the Compensation Committee is an executive officer of a company in which one of our executive officers sits as a director or serves on the compensation committee of that company.

COMPENSATION DISCLOSURE AND ANALYSIS

Purpose & Objectives. Our business is built upon a strategy of leveraging our ability to design and introduce new products using flexible metal hose that take advantage of our superior engineering and manufacturing capabilities. These advantages allow us to compete in markets with competitors that are divisions or subsidiaries of much larger companies, and that potentially have the ability to devote substantially more resources to their businesses. As a smaller competitor, we must be able to identify opportunities and react quickly to those opportunities. This strategy places a premium on performance of all of our employees, from the chief executive officer to our machine operators. Our compensation philosophy is intended to attract people who can work and succeed in a lean and nimble organization, to motivate our employees to achieve our short-term and long-term goals, and to retain those employees who contribute to our success.

Types of Compensation. Our executive compensation program is comprised of several components listed in the table below. The table also describes the reasons why we use each of the compensation components, and results that we intend to reward through each of the components.

Compensation Component	Purpose for Component	Results that are Rewarded
Salary	• Fixed payments that are consistent with industry practices and similar organizations	• Attracting key personnel who will be instrumental in executing our objectives
• Performing the assigned duties of the position at an acceptable level
Annual Performance Bonus	• Motivate individual performance that contributes to the company’s financial results	• Returns in excess of 20% on the company’s net assets used in generating earnings
• Provide shareholders with a 20% return on capital employed before bonuses are earned
Long Term Incentives/ Phantom Stock Plan	• Promote a long-term and strategic viewpoint in terms of markets, product development and organizational growth	• Sustained stock price appreciation
	• Retain certain employees who provide critical skills for our businesses	• Continued employment with our company during the vesting period
• Align interests of executives and other key employees with shareholders in improving stock price appreciation
Retirement Benefits	• Retain employees through promise of post-retirement payments	• Continued employment with the company through standard retirement age (65)
• Only 1 executive officer currently has this benefit

Employment Contract/ Termination Benefits	• Retention of key employees to provide continuity of management	• Continued employment with the company
Employee Benefits	• Standard employee benefits, including medical, dental, life, and disability insurance, and retirement programs	• Assures executives of protection against unexpected costs for medical care
	• Benefits are offered to all employees	• Institutes a retirement program for employees in which they can save for retirement
Additional Benefits and Perquisites	• Certain club memberships allow us to use facilities for business meetings and functions	• Employment contracts with CEO and Senior VP - TracPipe® require certain benefits
• Use of company car or reimbursement of car expenses are for availability and efficiency

Determination of Amounts. Each of the components of the compensation program is set by the compensation committee of the board of directors. Because each of the components in our compensation program functions differently, the ways in which each compensation element is determined is slightly different from one element to the next.

Salary and Employee Benefits

The compensation committee has retained a compensation consultant, VisionLink Advisory Group, and they examined the cash compensation program for our executives. Based on their review of other business that have some common characteristics with us (for example, revenues, employees, and market capitalization), they gave the compensation committee statistical information on cash compensation amounts to other executives in the review group. The review group included 18 companies across a number of industries and geographical regions, including United Capital Corp., Dynamic Materials Corporation, Sun Hydraulics Corp., Met-Pro Corp., Allis Chalmers Energy and AZZ Incorporated. The results for the comparative report were:

•	The amount paid in annual base salaries for the CEO, COO and CFO were significantly below the median amount in all statistical groups (25th percentile, median, and the 75th percentile) of the review group,

•	Total cash compensation (base salary and performance-based bonus) for the CEO and the

COO were slightly above the median amount in the 75th percentile of the review group,

•	Total cash compensation (base salary and performance-based bonus) for the CFO was slightly below the median amount in the 75th percentile of the review group.

Based on these results, it became apparent to the compensation committee that the total cash compensation to these executives was heavily skewed toward annual performance bonuses. While this has a beneficial effect of motivating performance, it could also have severe negative consequences if the performance goals were not achieved. As a result, the compensation committee adjusted the annual base salaries of the CEO, COO and CFO to bring them more in line with the median range of the review group. The other executive officers were not part of the review group either because of their unique position in the company, or because of geographical considerations. Subsequently in 2006, we hired an executive to manage our primary product line, TracPipe® flexible gas piping, and the annual base salary paid to that executive is very comparable to the salary paid by his former employer, a close competitor in the flexible gas piping industry. Based on that direct and immediate comparison, the compensation committee believes that executive has an appropriate salary level.

We provide a standard arrangement of employee benefits to all of our employees, including our executive officers. The employee benefits include insurance programs for medical, dental, life, and disability, as well as retirement plans consisting of a 401(k) and profit sharing plan. The executive officers participate in these plans on the same basis as all of our other employees.

Omega Flex, Inc. Executive Incentive Plan

Description. Most salaried employees, including all of our executive officers, participate in the Omega Flex, Inc. Executive Incentive Plan. Certain sales employees participate in a separate sales incentive program. The incentive plan is used to motivate individual employees to contribute to the overall success of our company. The incentive plan uses a formula that measures the return on the average net assets employed (“RNAE”) by the business in generating revenue and earnings during the fiscal year. The bonus pool is calculated by the amount by which the operating profits exceed a specified target percentage of the RNAE. Excluded from net assets for purposes of calculation of the bonus pool are all cash and cash equivalents, bonus accruals, and assets owned by non-operating subsidiaries. The current specified return target is 20%.

Calculation. After the 20% return target on RNAE has been achieved, management participates in a bonus pool that is equal to 20% of the excess return on average net assets employed after they have satisfied the initial target. Participating salaried employees receive a percentage of that pool that is designated by their manager. In the case of the CEO and the COO, that percentage or amount is set in advance on an annual basis by the compensation committee. All other executive officers receive a participating share in the bonus pool based on the recommendations of the CEO to, and approval by, the compensation committee.

Purpose. The purpose for using a performance bonus based on RNAE is founded on the premise that management is placed in charge of the shareholder’s investment. Management must obtain a return on the shareholder’s investment, and this incentive plan effectively allocates the first 20% of that return to the ownership or equity interest of the shareholders. This amount is then available to reinvest in the company to generate additional capacity to generate more revenues through investment capital in plant and equipment, research and development, marketing initiatives, acquisition of complementary businesses, or dividends to the shareholders. Management is eligible for compensation from the incentive plan only after this minimum 20% return is achieved for reinvestment in the Company or dividends for the shareholders. This bonus plan is significant in that it requires management to marshal and manage the assets used in the business in the most economical way to generate higher earnings and a return on the capital investment.

Long Term Incentive Plans -- Phantom Stock

Description. The phantom stock plan was instituted in 2006. It is designed to function as the long term component of our compensation program. Under the plan, select numbers of the management team may receive units of phantom stock. The value of the phantom stock is tied to the value of our common stock. The phantom stock units have a vesting schedule, typically three years. After the phantom stock units have vested, the executive would receive the value of the phantom stock which would be equal to the then current value of the company’s common stock on the maturity date of the phantom stock units. This amount could either be full value (the phantom stock unit is equal to the common stock) or it could be appreciation only (the phantom stock unit is equal to any increase in the value if the common stock). If the executive voluntarily leaves the company or is terminated, then any unvested awards of phantom stock units are forfeited.

Determination of Awards. The basis for determining the size of the awards is limited by the total amount of the phantom stock units authorized under the phantom stock plan. The phantom stock plan was implemented in 2006 with 1 million phantom stock units, and once the units are granted, they are deducted from the total authorized amount. Awards to employees are at the discretion of the compensation committee and upon recommendation by the CEO. Since the inception of the phantom stock plan, there have been 3 grants of phantom stock units to three different employees. Only one of those employees is an executive officer. The number of phantom stock units granted at any one time is targeted between 20% and 40% of annual salary. Based upon the report by our compensation consultant, the compensation committee believes that this level of periodic grants of phantom stock units to select key employees is appropriate. We do not have a formal program on the timing of the phantom stock awards, but we do review decisions on whether to grant phantom stock units on an annual basis in the first quarter, and then during the year depending on circumstances. Generally, the awards will be made either outside any black-out period applicable to insider trading of our common stock, or in conjunction with the calculation and payment of our annual bonus program, which occurs in the middle of March of each year.

Role of Management

As stated above, the compensation committee has the primary role in setting the compensation level for the CEO and the COO. Some elements of compensation are set forth in employment agreements with certain executive officers, including the CEO and the COO, and we are required to comply with those contractual obligations. For other executive officers, the CEO is responsible for making recommendations to the compensation committee regarding annual salary increases and annual performance bonuses. The compensation committee reviews those recommendations and after discussion with the CEO, may accept, modify or reject those recommendations.

The compensation committee is mindful that the plans and targets established under the compensation programs may require some adjustment based on unforeseen circumstances. One such circumstance is the settlement of the Arkansas class action litigation in 2006. Although management was firmly convinced that it had excellent legal defenses to the allegations in the class action litigation and it was fully prepared to litigate the case, it was faced with the prospect of litigating the case alone after all of the other defendants had elected to settle the case with the plaintiffs. After a review of all of the pertinent factors, the board made a decision that it was appropriate to settle the case to avoid the expense of further litigation and the prospect of an adverse decision. The cost of the settlement had a significant impact on the company’s earnings, and consequently the size of the bonus pool. The board of directors also determined that because the decision to settle the litigation was made strategically, and did not reflect poor performance by management, that one-half of the settlement amount would be disregarded in computing the bonus pool. This gave some relief to management while also sharing the “pain” of unforeseen and adverse consequences with management.

Coordination of Compensation Elements with Overall Objectives

Salary. Our base salary levels reflect on a combination of factors, including the executive’s experience and length of company service, individual performance, and competitive pay levels. As previously noted, the base salaries of our CEO, COO and CFO were brought up to the median level of the compensation group in March 2006. In December 2006, the compensation committee approved increase in the salary levels of the CEO, COO and CFO of approximately 5% per annum for each of those executive officers.

Performance Bonus. Our annual executive incentive bonus program is intended to motivate all of our salaried employees to actively contribute to the financial success of our business. The bonus plan measures the result by which return on average net assets employed exceed an initial 20% target. We believe this focus on maximizing returns while also assiduously managing capital investments provides a prudent and balance approach to managing our business. Further, because our annual performance bonus is a large component of the overall compensation of our executive officers, more of their compensation is “at risk,” and this risk factor is an additional motivating factor to improve the performance of our businesses and achieve the targeted returns. In this manner, our executive officers are paid for performance. We believe that this system focuses management on the growth of the business, and that this compensation arrangement is appropriate for a high growth company such as ours.

Long Term Incentives – Phantom Stock. The phantom stock plan fits into our compensation objectives in three different ways:

•	Creating a long term perspective for management
•	Aligning the interests of management with the shareholders
•	Retention of key employees

Long term perspective. Because the amounts awarded under the phantom stock plan are not paid for several years, we expect that participants in the plan would view their participation in the program on a long term basis and use the time to foster conditions in the company or the markets in which we operate that favor the growth of the company over a long term basis. Therefore, strategic initiatives that require enormous amounts of planning to carry out properly would still be pursued by management because they would improve the chances that the value of the phantom stock unit would increase in value.

Alignment with shareholders. Also, the company is fortunate to have the CEO and the COO as significant shareholders in the company, and therefore the interests of the two highest executive officers are aligned with that of the other shareholders. However to increase this perspective among other members of management, we may use the phantom stock units to increase the executives’ appreciation of the shareholders’ interest. On receipt of full-value phantom stock unit, the management’s long term compensation will increase or decrease in unison with the value of the shareholders’ investment. This provides a powerful incentive to increase the value of the phantom stock units while also enabling a discipline through the three year vesting period so that short term gains are not achieved at the expense of long term growth.

Retention of key employees. Because the other elements of compensation are biased towards short term goals, the ability to retain key management personnel is crucial. Our primary method of retaining key people is to grant phantom stock units that have a moderate vesting schedule with a payout over three or four years. The employee may not voluntarily terminate his or her employment with us without forfeiting their rights under the phantom stock plan. The phantom stock therefore functions as a retention tool to retain key employees who are necessary to the smooth and profitable operation of the company.

Retirement benefits and payments on termination. We do not have a formal or wide-spread program that provides either supplemental executive retirement benefits or termination payments. To the extent that we do have such arrangements, they are either an inherited liability from prior ownership, or are granted on an individual basis.

Retirement Benefits. We do have one supplemental executive retirement program in place for one executive officer, Steven A. Treichel, Senior Vice President – Research & Development. This program was in place when the company was acquired by Mestek, Inc in 1996. It provides for monthly payments to the executive or his designated beneficiary upon the employee’s retirement or death. The payment benefits are $3,000 per month with the term of such payments limited to 15 years after the executive’s retirement at age 65. The agreements also provide for survivorship benefits if the executive dies before attaining age 65; and severance payments if the employee is terminated without cause, the amount of which is dependent on the length of company service at the date of termination. We have obtained and are the beneficiary of a whole life insurance policy for the executive, and the cash surrender value of that insurance policy will serve to fund the obligations under the supplemental retirement program. The value of the life insurance policy exceeds the net present value of the Company’s obligations for the retirement payments at December 31, 2006. We have continued to maintain this program for this officer. We do not have any present plans to expand this benefit for any other executive officers.

Employment Agreements/Severance. Currently, three of our executives are employed pursuant to employment agreements: Kevin Hoben, Mark Albino, and Duane Shooltz. These agreements provide for compensation and benefits all of which are disclosed above. In addition, the employment agreements provide for severance payments if the executive is terminated by the company.

Under the employment contracts with Mr. Hoben and Mr. Albino, we may terminate the executive’s employment for “cause”. Cause is defined in the contract as:

•            dishonesty or fraud resulting in damage to the business of the company or its affiliates;

•	embezzlement or theft of assets of the company or any of its affiliates;
•	competing with the company or aiding a competitor of the company or any of its affiliates to the detriment of the company or any of its affiliates;

•	a substantial breach of the agreement;
•	conviction for a felony resulting in damage to the business of the company or its affiliates; or

•	any other willful misconduct by Employee which is materially injurious to the Company, monetarily or otherwise.

If we terminate either executive for cause, then he would be eligible to receive one (1) month’s salary at his annual base salary in effect on the date of his termination and any performance bonuses earned as of the termination date, but not yet paid. If we elect not to renew Mr. Hoben’s agreement, then we must pay severance to him equal to his annual base salary, payable as twenty-six (26) equal bi-weekly payments. In addition, Mr. Hoben would continue to receive medical and dental insurance benefits and use of the company car for the one (1) year during which the severance is paid. Mr. Albino’s employment agreement does not provide any severance payments if the agreement is not renewed by the company.

Under the employment contract with Mr. Shooltz, we may terminate his employment for “cause”. Cause is defined in Mr. Shooltz contract as:

•	dishonesty or fraud resulting in damage to the business of the company;
•	embezzlement or theft of assets of the company;
•	breach of his representations and warranties set forth in the agreement;
•	failure by Employee to perform the obligations set forth in the relevant sections of the agreement; or
•	conviction for a felony resulting in damage to the business of the company.

If we terminate Mr. Shooltz for cause, then he would be eligible to receive one (1) month’s salary at his annual base salary in effect on the date of his termination and any performance bonuses earned as of the termination date, but not yet paid. If we elect not to renew Mr. Shooltz agreement, then we must pay him severance equal to his annual base salary, payable one lump sum within 30 days of the expiration of the agreement.

The potential amounts that may be paid to each of these executives for termination of their employment or non-renewal of their employment agreement as of December 31, 2006, is included in the table below.

Name	Non-Renewal of Agreement			Termination for “Cause”
	Severance	Bonus	Other	Severance	Bonus	Other
KR Hoben	$ 316,000	TBD	$ 13,248	$ 26,333	TBD	$ 0
MF Albino	$ 0	$ 0	$ 0	$ 21,083	$ 0	$ 0
DE Shooltz	$ 220,000	TBD	$ 0	$ 18,333	TBD	$ 0

Tax and Accounting Treatments.

The accounting and tax treatment of compensation have not been a factor in determining the types or amounts of compensation for our executive officers. As can be seen, we heavily favor cash compensation as the biggest components of executive compensation, and these amounts have a fairly straight-forward accounting and tax treatment. We have likewise chosen to use the phantom stock plan for the primary purpose that it is non-dilutive to the shareholders – that is, no new shares of common stock are issued to executives that could decrease the shareholder’s interests in the company. The phantom stock units are treated as general unsecured liabilities of the company.

Stock Ownership Requirements

We do not have a formal requirement that the executive officers hold any certain amount of shares of our common stock. As previously noted, both the CEO and the COO are significant shareholders of the company, through the 1996 stock option plan. That plan has been terminated and is no longer in effect.

Summary Compensation Table

Below is an overall summary of all compensation paid to the CEO, the CFO, and the three highest paid executive officers in the company.

				All Other
Year		Salary ($)	Bonus ($)	Comp ($) (1)	Total
Kevin R. Hoben,	2006	297,361	1,038,000	31,584	1,360,229
President & CEO
Mark F. Albino,	2006	237,900	810,000	21,906	1,060,959
Chief Operating Officer
E. Lynn Wilkinson,	2006	190,292,	235,000	18,531	438,342
Chief Financial Officer
Duane E. Shooltz, (2)	2006	220,000	30,000	15,394	259,649
Sr. Vice President -TracPipe
Steven A. Treichel,	2006	120,722	250,000	22,144	381,997
Sr. Vice President - R&D

Footnotes:

(1) Amounts reflected in this column include:

Matching contributions to our 401(k) plan. The matching contributions paid for each executive officer were: KR Hoben – $3,300; MF Albino – $3,300; EL Wilkinson – $3,300; DE Shooltz – $0 (Mr. Shooltz is not eligible for company contributions in the 401(k) and profit sharing plan until he has one year of company service); and SA Treichel – $1,525.

Company contributions to the profit sharing plan. The matching contributions paid for each executive officer were: KR Hoben – $9,750; MF Albino – $9,750; EL Wilkinson – $9,750; DE Shooltz – $0; and SA Treichel – $9,750.

Company car - For Mr. Hoben, this amount also includes the use of a company car, valued at $9,856 annually, and for Mr. Shooltz, the amount also includes a car allowance of $9,649.

Club membership – For Mr. Hoben, this amount includes club dues for a membership at a dining club in the Hartford, Connecticut area, which he uses for business reasons.

(2) Mr. Shooltz began his employment on March 27, 2006, and the salary amount reflects and annualized rate of pay at his regular rate of pay as of December 31, 2006.

We have omitted from this table four columns relating to (a) stock awards, (b) option awards, (c) non-equity incentive plans and (d) change in pension value and non-qualified deferred compensation earnings. Under recent regulations issued by the Securities and Exchange Commission, registrants are required to report any compensation that may fall within any of these categories. However, we do not have any reportable amounts for any of our executive officers under any of these categories of compensation. In the future, we may report the amounts of non-equity incentive awards received by executive officers as those awards become vested under the phantom stock plan.

Employment Agreements

Three of our executive officers are employed pursuant to written employment contracts. The material terms of each of these contracts is set forth below.

Mr. Hoben is employed under an agreement with us that is automatically extended for one-year periods unless we issue a six-month notice of termination. Mr. Hoben may terminate the agreement upon providing a three-month notice of termination. The contract specifies a certain base salary to be reviewed annually by our board of directors. The base salary under this contract for 2006 was $300,000. The contract stipulates that Mr. Hoben was eligible to participate in the Omega Flex 1996 Stock Option Plan, and pursuant to the plan and the vote of the board, Mr. Hoben received an option in 1996 to purchase 100 shares (on a pre-split basis) of our common stock at $9,000 per share. Mr. Hoben exercised his option and acquired all of such shares in 2004. The contract provides for severance of one year’s base salary if Mr. Hoben is discharged without cause, together with medical and dental insurance and use of his company car during the severance period. The contract also provides for severance of one month’s salary if he is discharged for cause, together with any bonus earned but not yet paid at the date of his termination. The contract provides for Mr. Hoben to be furnished with the use of a Company automobile and to be reimbursed for legitimate business expenses.

Mr. Albino is employed under an agreement with us which is automatically extended for one-year periods unless we issue a six-month notice of termination. Mr. Albino may terminate the agreement upon providing a three-month notice of termination. The contract specifies a certain base salary to be reviewed annually by our Board of Directors. The base salary under this contract for 2006 was $240,000. The contract stipulated that Mr. Albino was eligible to participate in the Omega Flex 1996 Stock Option Plan, and pursuant to the Plan and the vote of the Board, Mr. Albino received an option to purchase 40 shares (on a pre-split basis) of our common stock at $9,000 per share. Mr. Albino exercised his option and acquired all of such shares in 2004. The contract also provides for severance of one month’s salary if Mr. Albino is discharged for cause, together with any bonus earned but not yet paid at the date of his termination.

Mr. Shooltz is employed under an agreement with us that expires on March 27, 2009. The contract is automatically renewable for one-year periods unless we issue a three-month notice of termination. The contract specifies a certain base salary to be reviewed by the CEO annually. The base salary under this contract for 2006 was $ 220,000. The contract also provided for (1) a guaranteed bonus of $40,000 for fiscal year 2006, (2) a bonus of $25,000 upon achievement within one year of hiring of certain specific goals as stipulated by the chief executive officer, (3) a transition bonus of $30,000 payable to Mr. Shooltz upon his relocation to the Exton, Pennsylvania area, and (4) an award of phantom stock units. The contract provides for Mr. Shooltz will receive an automobile allowance of $600 per month, and to be reimbursed for legitimate business expenses. The contract provides for severance of one year’s base salary if the agreement is not renewed, or one month’s salary if he is discharged for cause, together with any bonus earned but not yet paid at the date of his termination. During the term of the contract and for one year following the termination or expiration of the contract, Mr. Shooltz may not compete directly or indirectly with the company, or solicit any employees, customers, distributors or agents of the company.

Grants of Plan-Based Awards

This table discloses the awards made by the compensation committee to any of the executive officers under the phantom stock plan during the year ending December 31, 2006. The phantom stock plan is a non-equity incentive plan. We do not maintain any equity incentive plans, and therefore columns in the table below relating to equity incentive plans have been omitted.

Estimated Future Payouts

under Non-Equity Incentive Plans

Grant Date		Threshold ($)	Target ($)	Maximum ($)	Grant date fair
					value of stock and
					option awards
KR Hoben
MF Albino
EL Wilkinson
DE Shooltz	12/11/2006		$50,045.60		50,000.00
SA Treichel

Only one grant was made to an executive officer in 2006, and that was to Mr. Shooltz. The estimated future payout to Mr. Shooltz is unknown until the phantom stock units have fully vested and matured. The phantom stock units will be fully vested on December 11, 2009, and the maturity date or payment date of the phantom stock units is December 11, 2010. The phantom stock units will then be equal to the closing price of our common stock on that date. The phantom stock units were worth $50,000 on the date they were granted. Based on the closing price of our common stock on December 31, 2006, we estimate the value of the phantom stock units is $50,045.60.

Compensation Committee Report

This report of the Compensation Committee shall not be deemed to be “soliciting material” or subject to Regulations 14A or 14C of the Securities and Exchange Commission or to the liabilities of Section 18 of the Securities and Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document, and shall not otherwise be deemed filed under such Acts. No members of the Compensation Committee are officers or employees of the Company or any of its subsidiaries. The Compensation Committee furnished the following report as required under the revised proxy rules adopted by the Securities and Exchange Commission.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis. Based on that review and discussion, the compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement.

David W. Hunter, Chairman, David C. Evans, Edward Trainor, Members.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Under the separation and distribution agreement dated July 29, 2005 that we entered into with Mestek, Inc. and relating to the distribution of our common stock held by Mestek to its shareholders, we agreed to the following terms:

•

to select the same independent accounting firm as Mestek for any accounting periods that include any financial reporting period for which our financial results are consolidated with Mestek’s financial statements;

•

to use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date that Mestek’s auditors date their opinion on Mestek’s consolidated financial statements and to enable Mestek to meet its timetable for the printing, filing and the dissemination to the public of any of its annual financial statements that include any financial reporting period for which our financial results are consolidated with Mestek’s financial statements;

•

not to change our accounting principles, or restate or revise our financial statements, if doing so would require Mestek to restate or revise its financial statements for periods in which our financial results are included in Mestek’s consolidated financial statements unless we are required to do so to comply in all material respects with generally accepted accounting principles and SEC requirements.

The separation and distribution agreement may have the effect of limiting our ability to choose our independent accounting firm, to elect to change one or more of our accounting principles, or restate our financial statements until the expiration of the applicable periods.

Accounting Fees

The Audit Committee approved the retention of Vitale, Caturano & Company, Ltd. to audit the Company’s consolidated financial statements for the year ended December 31, 2006. The Audit Committee has restricted the non-audit services that Vitale, Caturano may provide primarily to tax services. The Audit Committee has selected Vitale, Caturano to audit the Company’s consolidated financial statements in 2007.

The following table sets forth the aggregate amounts invoiced to the Company for the audit period for the fiscal year ended December 31, 2006 by Vitale Caturano:

Audit Fees:	$ 75,000
Audit-Related Fees:
Quarterly Reviews	$ 24,000
401(k)	$ 25,500
Total:	$124,500

This amount does not reflect fees incurred in January and February 2006 and relating to the audit of the Company’s 2005 financial statements. “Audit Fees” are fees the Company paid Vitale, Caturano for professional services for the audit of the Company’s financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” are fees billed by Vitale, Caturano for assurance and related services, reasonably related to the performance of the audit or review of the financial statements.

FINANCIAL STATEMENTS

The Company's audited consolidated financial statements and notes thereto, including selected financial data and management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2006, are included in the Company's 2006 Annual Report to Shareholders which was mailed concurrently with this proxy statement to all shareholders of record. The Annual Report does not constitute proxy soliciting material.

April 27, 2007	OMEGA FLEX, INC.

APPENDIX A

Omega Flex, Inc.

Executive Incentive Plan

1.            Purposes of the Plan. This Omega Flex, Inc. Executive Incentive Plan sets forth the plan for payment of cash bonuses to those executive officers of the Company designated for participation and is intended to increase stockholder value and the success of the Company by motivating executives to perform to the best of their abilities and to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to the performance of the Company or one of its business units or upon the achievement of objectively determinable performance goals. The Plan is intended to permit the payment of bonuses that may qualify as performance-based compensation under Section 162(m).

2.            Definitions. The following terms shall bear the meanings ascribed to them as provided below.

(a)           “Annual Revenue” means the Company’s or a business unit’s net sales for the Fiscal Year, determined in accordance with generally accepted accounting principles.

(b)          “Award” means, with respect to each Participant, the award determined pursuant to Section 8(a) below for a Performance Period. Each Award is determined by a Payout Formula for a Performance Period, subject to the Committee’s authority under Section 8(a) to eliminate or reduce the Award otherwise payable.

(c)           “Base Salary” means, as to any Performance Period, the Participant’s annualized salary rate on the last day of the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

(d)	“Board” means the Board of Directors of Omega Flex, Inc.

(e)	“Cash Position” means the Company’s or a business unit’s level of cash and cash equivalents.

(f)	“Code” means the Internal Revenue of 1986, as amended.

(g)        “Committee” means the Compensation Committee of the Board, or a sub-committee of the Compensation Committee, which shall, with respect to payments hereunder intended to qualify as performance-based compensation under Section 162(m), consist solely of two or more members of the Board who are not employees of the Company and who otherwise qualify as “outside directors” within the meaning of Section 162(m).

(h)          “Company” means Omega Flex, Inc. or any of its subsidiaries (as such term is defined in Code Section 424(f)).

(i)           “Earnings Per Share” means, as to any Fiscal Year, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

(j)	“Effective Date” means January 1, 2007.

(k)	“Fiscal Year” means a fiscal year of the Company.

(l)	“Maximum Award” means as to any Participant for any Performance Period, $2 million.

(m)      “Net Income” means, as to any Fiscal Year, the income after taxes of the Company or a business unit for the Fiscal Year determined in accordance with generally accepted accounting principles.

(n)       “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation and amortization less capital expenditures plus changes in working capital comprised of accounts receivable, inventories, other current assets, trade accounts payable, accrued expenses, product warranty, advance payments from customers and long-term accrued expenses, determined in accordance with generally accepted accounting principles.

(o)	“Operating Margins” means the ratio of Operating Income to Annual Revenue.

(p)       “Operating Income” means the Company’s or a business unit’s income from operations, plus any incentive compensation accruals, and as determined in accordance with generally accepted accounting principles.

(q)       “Participant” means an eligible executive or key employee of the Company selected by the Committee, in its sole discretion, to participate in the Plan for a Performance Period.

(r)        “Payout Determination Date” means the date upon which the Committee determines the amounts payable pursuant to the Target Award and Payout Formula with respect to any previously completed Performance Period, in accordance with Section 8(a).

(s)       “Payout Formula” means, as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 7 in order to determine the Awards (if any) to be paid to Participants, which is generally expressed as a percentage (which may be more than 100%) of the Target Award. The formula or matrix may differ from Participant to Participant.

(t)        “Performance-Based Compensation” means compensation that is intended to qualify as “performance-based compensation” within the meaning of Section 162(m).

(u)       “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Annual Revenue, (b) Cash Position, (c) Earnings Per Share, (d) Net Income, (e) Operating Cash Flow, (f) Operating Margins, (g) Operating Income, (h) Return on Assets, (i) Return on Equity, (j) Return on Sales and (k) Total Stockholder Return, or such similar objectively determinable financial or other measures as may be adopted by the Committee. The Performance Goals may be based on absolute target numbers or growth in one or more such categories compared to a prior period or to one or more peer companies or an index of peer companies. The measures which constitute the Performance Goals may, at the discretion of the Committee, be based on Pro Forma numbers and may, as the Committee specifies, either include or exclude the effect of payment of the bonuses under this Plan and any other bonus plans of the Company. The Performance Goals may differ from Participant to Participant and from Award to Award. In establishing a Performance Goal on the Target Determination Date, the Committee may provide that the attainment of the Performance Goal shall be measured by appropriately adjusting the evaluation of Performance Goal performance to exclude (i) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial conditions and results of operations appearing in the Company’s annual report to stockholders for the applicable year, or (ii) the effect of any changes in accounting principles affecting the Company’s or a business unit’s reported results.

(v)       “Performance Period” means any Fiscal Year or such other period as determined by the Committee in its sole discretion.

(w)	“Plan” means this Omega Flex, Inc. Executive Incentive Plan.

(x)	“Plan Year” means the Fiscal Year.

(y)       “Pro Forma” means calculation of a Performance Goal in a manner that excludes extraordinary or one-time expenses or credits, such as restructuring expenses, extraordinary tax events, expenses or credits related to stock options and/or other equity compensation or the like, instead of conforming to generally accepted accounting principles.

(z)       “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company (or business unit, as applicable) operational pre-tax assets, determined in accordance with generally accepted accounting principles.

(aa)     “Return on Equity” means the percentage equal to the Company’s or a business unit’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

(bb)     “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s, as applicable, revenue, determined in accordance with generally accepted accounting principles.

(cc) “Section 162(m)” means Section 162(m) of the Code, or any successor to Section 162(m), as that Section may be interpreted from time to time by the Internal Revenue Service, whether by regulation, notice or otherwise.

(dd)     “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or a specific dollar amount, as determined by the Committee in accordance with Section 6.

(ee)     “Target Determination Cutoff Date” means the latest possible date that will not jeopardize a Target Award’s qualification as Performance-Based Compensation.

(ff)      “Target Determination Date” means the date upon which the Committee sets the Target Award and Payout Formula with respect to any Performance Period, in accordance with Section 7.

(gg)     “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a share of the common stock of Omega Flex, Inc.

3.	Plan Administration.

(a)       The Committee shall be responsible for the general administration and interpretation of the Plan and for carrying out its provisions. Subject to the requirements for qualifying compensation as Performance-Based Compensation, the Committee may delegate specific administrative tasks to Company employees or others as appropriate for proper administration of the Plan. Subject to the limitations on Committee discretion imposed under Section 162(m), the Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties, but subject to the terms of the Plan:

(i)           discretionary authority to adopt Target Awards and Payout Formulae under this Plan for a given Performance Period on or prior to the Target Determination Cutoff Date;

(ii)          discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility, Awards and the amount, manner and time of payment of any Awards hereunder;

(iii)         to prescribe forms and procedures for purposes of Plan participation and distribution of Awards; and

(iv)      to adopt rules, regulations and bylaws and to take such actions as it deems necessary or desirable for the proper administration of the Plan.

(b)           Any rule or decision by the Committee that is not inconsistent with the provisions of the Plan shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

4.            Eligibility. The employees eligible to participate in the Plan for a given Performance Period shall be determined by the Committee and are generally expected to include executive officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, and any other key employees who are specifically designated by the Committee for participation in the Plan in its sole discretion. Unless specifically excepted, a Participant must be actively employed on the last day of the Performance Period to be eligible to receive a payment hereunder. No person shall be automatically entitled to participate in the Plan.

5.            Performance Goal Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing on or prior to the Target Determination Cutoff Date.

6.            Target Award Determination. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing on or prior to the Target Determination Cutoff Date.

7.            Determination of Payout Formula. On the Target Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Award (if any) payable to each Participant. Each Payout Formula (a) shall be set forth in writing on or prior to the Target Determination Cutoff Date, (b) shall provide for the payment of a Participant’s Award if the Performance Goals for the Performance Period are achieved, and (c) may provide for an Award payment greater than or less than the Participant’s Target Award, depending upon the extent to which the Performance Goals are achieved. Notwithstanding the preceding, in no event shall a Participant’s Award for any Performance Period exceed the Maximum Award.

8.	Payout Determination; Award Payment.

(a)           Payout Determination and Certification. On the Payout Determination Date, the Committee shall certify in writing (which may be by approval of the minutes in which the certification was made) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce the Award payable to any Participant below that which otherwise would be payable under the Payout Formula.

(b)           Right to Receive Payment. Each Award under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

(c)	Form of Distributions. The Company shall distribute all Awards to the Participant in cash.

(d)       Timing of Distributions. Subject to Section 8(e) below, the Company shall distribute amounts payable to Participants as soon as is practicable following the determination and written certification of the Award for a Performance Period, but no later than March 15 of the year following the Performance Period, so that the Plan does not constitute a “nonqualified deferred compensation plan” within the meaning of Code Section 409A and applicable Treasury regulations promulgated thereunder.

(e)       Deferral. The Committee may defer payment of Awards, or any portion thereof, to Participants as the Committee, in its discretion, determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion.

9.         Term of Plan. The Plan shall be effective as of the Effective Date and shall first apply to the 2007 Plan Year. The Plan shall not be effective and shall terminate with respect to the 2007 Plan Year and all subsequent Plan Years unless it is approved at the 2007 annual meeting of the stockholders of Omega Flex, Inc. Once approved by the stockholders of Omega Flex, Inc., the Plan shall continue until terminated under Section 10 of the Plan.

10.       Amendment and Termination of the Plan. The Committee may amend, modify, suspend or terminate the Plan, in whole or in part, at any time, including adopting amendments deemed necessary or desirable to correct any defect or to supply omitted data or to reconcile any inconsistency in the Plan or in any Award granted hereunder; provided, however, no amendment, modification, suspension or termination shall be made which would (i) impair any payments to Participants made prior to such amendment, modification, suspension or termination, unless the Committee has made a determination that such amendment or modification is in the best interests of all persons to whom Awards have theretofore been granted; provided further, however, in no event may such an amendment or modification result in an increase in the amount of compensation payable pursuant to such Award or (ii) cause compensation that is, or may become, payable hereunder to fail to qualify as Performance-Based Compensation. To the extent necessary or advisable under applicable law, including Section 162(m), Plan amendments shall be subject to stockholder approval. At no time before the actual distribution of funds to Participants under the Plan shall any Participant accrue any vested interest or right whatsoever under the Plan except as otherwise stated in this Plan.

11.      Withholding. Distributions pursuant to this Plan shall be subject to all applicable federal and state tax and withholding requirements.

12.        No Employment Rights. No statement in this Plan should be construed to grant any employee an employment contract of fixed duration or any other contractual rights, nor should this Plan be interpreted as creating an implied or an express contract of employment or any other contractual rights between the Company and its employees. Except as otherwise expressly agreed to in writing by the Company and an employee of the Company, the employment relationship between the Company and its employees is terminable at-will. This means that an employee of the Company may terminate the employment relationship at any time and for any reason or no reason.

13.       Successors. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to Omega Flex, Inc., whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, business combination or otherwise, of all or substantially all of the business or assets of Omega Flex, Inc.

14.       Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Award, and (b) from any and all amounts paid by him or her in settlement thereof, with the approval of Omega Flex, Inc., or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

15.       Nonassignment. The rights of a Participant under this Plan shall not be assignable or transferable by the Participant except by will or the laws of intestacy.

16.       Governing Law. The Plan shall be governed by the laws of the Commonwealth of Pennsylvania.